UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2026

NewAmsterdam Pharma Company N.V.

(Exact name of Registrant as Specified in Its Charter)

The Netherlands	001-41562	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Goomieer 2-35
Naarden
The Netherlands		1411 DC
(Address of Principal Executive Offices)		(Zip Code)
+31 (0) 35 206 2971
(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value €0.12 per share	NAMS	The Nasdaq Stock Market LLC
Warrants to purchase ordinary shares	NAMSW	The Nasdaq Stock Market LLC

☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2026, NewAmsterdam Pharma Company N.V. (the “Company”) appointed Robert W. Gunning, age 55, as its principal accounting officer. Mr. Gunning succeeds Louise Kooij, whose departure from the Company effective August 31, 2026, was previously announced, in such capacity. Mr. Gunning joined the Company as Vice President, Controller, on August 10, 2026. Prior to joining the Company, Mr. Gunning served as Interim Controller and a consultant on other financial and accounting matters to Altimmune, Inc., a biopharmaceutical company, from April 2026 until July 2026. From April 2022 until April 2026, Mr. Gunning served as Vice President Finance and Corporate Controller at Y-mAbs Therapeutics, Inc., a biopharmaceutical company, that was acquired by SERB Pharmaceuticals, a global specialty pharmaceutical company. From August 2021 until April 2022, he served as Vice President, Controller at Excision Biotherapeutics, Inc., a biotechnology company, and prior to that, he served as Chief Financial Officer (US) at Advanced Accelerator Applications USA, Inc., a pharmaceutical company owned by Novartis. Mr. Gunning holds a bachelor of business administration degree from Pace University.

Pursuant to an offer letter (the “Offer Letter”) dated July 24, 2026, between Mr. Gunning and NewAmsterdam Pharma Corporation, a wholly-owned subsidiary of the Company, Mr. Gunning’s base salary will be $375,000 per year, and he will be eligible for an annual performance bonus with a target amount of 30% of his base salary under the Company’s cash bonus plan, prorated for his first partial year of employment and subject to the discretion of the Company’s Board of Directors. Pursuant to the Offer Letter, Mr. Gunning will also receive a restricted stock unit award covering 3,200 of the Company’s ordinary shares and a stock option to purchase 14,000 ordinary shares, each to be granted pursuant to the Company’s 2024 Inducement Plan and in accordance with the Company’s standard new hire equity granting practices. The foregoing description of the Offer Letter is a summary only and is qualified by reference in its entirety to the Offer Letter, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2026.

Mr. Gunning has no family relationships with any of the Company’s directors or executive officers. There is no arrangement or understanding between Mr. Gunning and any other person pursuant to which Mr. Gunning was selected as an officer. Mr. Gunning has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K beyond the standard indemnification agreements that the Company enters into with each of its directors and principal officers providing for procedures for indemnification and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Company or, at the Company’s request, service to other entities, as officers or directors, to the maximum extent permitted by Dutch law and subject to the exceptions provided in such agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewAmsterdam Pharma Company N.V.

Date:	August 14, 2026	By:	/s/ Mike Marino
		Name:	Mike Marino
		Title:	Chief Legal Officer